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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
AUGUST 19, 1999


                   TOWNE SERVICES FORMS OFFICE OF THE CHAIRMAN

               DREW W. EDWARDS RESIGNS AS TOWNE'S CHAIRMAN AND CEO


                                    Information Contact:  Bruce F. Lowthers, Jr.
                                                         Chief Financial Officer
                                                                  (678) 475-5214


         Suwanee, GA, August 19, 1999. Towne Services, Inc. (NASDAQ: TWNE) announced today that the Executive Committee of its Board of Directors has accepted the resignation of Drew W. Edwards as Chairman, Chief Executive Officer and a director of the Company. John W. Collins has been appointed Chairman of the Executive Committee. The Executive Committee has formed an Office of the Chairman to direct the operations of the Company while it undertakes the search for a new Chief Executive Officer.

         Mr. Collins, a director of Towne since its inception and the Chairman and Chief Executive Officer of The InterCept Group, Inc. (NASDAQ: ICPT), Bahram Yusefzadeh, the Chairman and CEO of Phoenix International Ltd., Inc. (NASDAQ:
PHXX), and G. Lynn Boggs, one of the founders of Towne Services, will comprise the Office of the Chairman. Mr. Collins will serve as the head of the Office of the Chairman. Henry M. Baroco, Towne's President and Chief Operating Officer, will report to the Office of the Chairman and will continue to be responsible for the daily direction and operations of the Company.

         "Drew Edwards has been a driving force behind Towne Services as it evolved from its early stages," said Collins. "He helped Towne Services grow from just an idea to one of the leading providers of services and products for payment transactions for small businesses and community banks. We appreciate Drew's contributions and wish him well in all his future endeavors."

         "The Executive Committee will implement a nationwide search for the best qualified Chief Executive Officer available who we believe can lead the Company through the next era of growth and development," continued Collins. "Towne's directors and advisory director hold approximately 7.5 million shares of common stock and options to acquire common stock of the Company (approximately 26%), and we are optimistic about the future of Towne Services. We plan to continue to execute our strategies and strive to reach our goal of becoming one of the leading providers of online business solutions to small and medium size businesses that they need to compete in an electronic commerce marketplace."


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This release contains "forward-looking statements" concerning Towne's operations, prospects, customer strategies and financial condition. These statements are based upon assumptions and estimates which are subject to significant uncertainties and which are beyond Towne's control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include: Towne's ability to manage its operations through a transition period and to complete a successful search and selection of a new CEO; whether Towne, under the stewardship of any interim or future CEO, will be able to attain its business goals or continue its growth; whether Towne can successfully complete the integration of acquired businesses and products; market acceptance of new products and services; Towne's limited operating history and whether it will be able to achieve or maintain profitability; whether Towne can continue and manage growth or execute agreements with new customers or strategic acquisition candidates; competition and other factors discussed in Towne's filings with Securities and Exchange Commission, including its registration statements on Form S-4 (No. 333-76493) as declared effective on June 10, 1999, and Form S-1 (333-76859) declared effective on June 23, 1999, and the "Risk Factors" sections contained therein.